EXHIBIT 21.1
SUBSIDIARIES OF PROASSURANCE CORPORATION
PRA Professional Liability Group, Inc. (Delaware)(1)
    ProAssurance Indemnity Company, Inc. (Alabama)(2)
        ProAssurance American Mutual, A Risk Retention Group (District of Columbia)(3)
    ProAssurance Specialty Insurance Company (Vermont)
    ProAssurance Insurance Company of America (Illinois)
    IAO, Inc. (Alabama)
    PRA Services Corporation (Michigan)
    Medmarc Casualty Insurance Company (Vermont)
        Hamilton Resources Corporation (Delaware)(4)
    PRACCL Ltd. (United Kingdom)
        PRA Corporate Capital Ltd. (United Kingdom)
ProAssurance Group Services Corporation (Alabama)
Eastern Insurance Holdings, Inc. (Pennsylvania)
    Eastern Re Ltd, S.P.C. (Cayman Islands)
    Inova Re Ltd, S.P.C. (Cayman Islands)
    Eastern Advantage Assurance Company (Pennsylvania)
    Allied Eastern Indemnity Company (Pennsylvania)
    Eastern Alliance Insurance Company (Pennsylvania)
NORCAL Insurance Company (California)(5)(6)(7)
NORCAL Specialty Insurance Company (Texas)
FD Insurance Company (Florida)
PPM Insurance Services, Inc. (Missouri)
Preferred Physicians Medical Risk Retention Group, a Mutual Insurance Company (Missouri)(8)
Medicus Insurance Holdings, Inc. (Delaware)(9)
Medicus Insurance Company (Texas)

(1) Effective March 31, 2023, PRA Group Holdings, Inc. merged into PRA Professional Liability Group, Inc.
(2) Effective December 31, 2023, ProAssurance Casualty Company merged into ProAssurance Indemnity Company, Inc.
(3) Organized on January 1, 2015 by PRA Indemnity. PRA Indemnity provides all necessary services for the RRG through program management and captive management agreements and is the primary capital provider through a $10 million surplus note. PRA Indemnity also reinsures 95% of the RRG's business through a quota share reinsurance agreement.
(4) Effective January 15, 2024, Hamilton Resources Corporation became a direct subsidiary of PRA Professional Liability Group, Inc. Previously, Hamilton Resources Corporation was a subsidiary of Medmarc Casualty Insurance Company.
(5) All NORCAL companies were acquired as part of ProAssurance's acquisition of NORCAL on May 5, 2021.
(6) Effective July 31, 2022, Insurance Company Managers, LLC and FLDIC Practice Solutions, LLC merged into Florida Doctors Holding Company, LLC. Subsequently, Florida Doctors Holding Company, LLC and NORCAL Management Company merged into NORCAL Insurance Company effective December 31, 2022.
(7) Effective July, 31, 2023, NORCAL Specialty Insurance Services, LLC merged into NORCAL Insurance Company.
(8) PPM Insurance Services, Inc. provides necessary services for Preferred Physicians Medical Risk Retention Group, a Mutual Insurance Company (PPM). NORCAL Insurance Company holds a $5 million surplus note and reinsures 100% of PPM's business through a quota share reinsurance agreement.
(9) Effective November 3, 2022, NORCAL Risk Purchasing Group, Inc. was dissolved.